EXHIBIT 99.1

Intelligent Systems Announces 2009 Results

Investor Conference Call at 2 PM EDT on March 23, 2010

NORCROSS, Ga., March 23, 2010 (GLOBE NEWSWIRE) -- Intelligent Systems Corporation (NYSE Amex:INS) (www.intelsys.com) announced today its financial results for the three and twelve month periods ended December 31, 2009.

For the three month period ended December 31, 2009, the company recorded net income of $147,000 on net revenue of $3,538,000 compared to net income of $98,000 on net revenue of $5,020,000 in the fourth quarter of 2008.  Basic and diluted earnings per share were $0.02 in both three month periods ended December 31, 2009 and 2008.

For the twelve month period ended December 31, 2009, the loss from operations was $1,279,000 on net revenue of $12,866,000 as compared to a loss from operations of $3,205,000 on net revenue of $16,881,000 in fiscal 2008. The net loss reported for the year ended December 31, 2009 was $1,213,000 ($0.19 per basic and diluted share) compared to a net loss of $823,000 ($0.18 per basic and diluted share) for the year ended December 31, 2008. The 2008 results include a one-time gain of $2,852,000 on the sale of the company's discontinued VISaer operations in April of 2008.

The loss from operations was lower in fiscal 2009 than in 2008, despite lower net sales revenue, principally due to proactive cost cutting measures implemented in 2008 in anticipation of a continued weak economy as well as lower legal expenses.

The company's ChemFree subsidiary reported record profits for 2009, with sales of consumable supplies posting year-over-year growth due to an increasing user base of ChemFree's SmartWasher® bioremediating parts washer. The increase in consumable sales in 2009 was offset in part by a decline in the number of parts washer machines sold. In 2009, the company's CoreCard Software subsidiary continued to expand its product capabilities and customer base. CoreCard reported an increase in service revenue due to a growing installed base of customers with maintenance and support agreements, as well as more professional services projects delivered.

At December 31, 2009, the company's balance sheet reflects cash of $2.8 million, no bank borrowings and shareholders' equity of $6.6 million, as compared to cash of $1.1 million, $325,000 in bank borrowings and shareholders' equity of $4.8 million at December 31, 2008. The improved financial condition reflects the successful completion of an oversubscribed shareholder rights offering in July 2009.

The company will hold an investor conference call today, March 23, 2010, at 2 PM, Eastern Daylight Time. Investors are invited to listen to the call by dialing 1-877-819-3201 and entering conference ID code 63847400. A recording of the call will be posted on the company's website at www.intelsys.com as soon as available after the call. The company intends to file its Form 10-K for the period ended December 31, 2009 with the Securities and Exchange Commission on March 23, 2010. For additional information about reported results, investors will be able to access the Form 10-K on the company's website at www.intelsys.com or on the SEC site, www.sec.gov.

About Intelligent Systems Corporation

For over thirty years, Intelligent Systems Corporation (NYSE Amex:INS) has identified, created, operated and grown early stage technology companies. The company has operations and investments in the information technology and industrial products industries. The company's principal majority-owned subsidiaries are CoreCard Software, Inc. (www.corecard.com), a provider of software and services for prepaid and credit card processing, and ChemFree Corporation (www.chemfree.com), a leader in bioremediating parts washer equipment and supplies.  Further information is available on the company's website at www.intelsys.com or by calling the company at 770/381-2900.

In addition to historical information, this news release may contain forward-looking statements relating to Intelligent Systems Corporation and its subsidiary and affiliated companies. These statements include all statements that are not statements of historical fact regarding the intent, belief or expectations of Intelligent Systems Corporation and its management with respect to, among other things, results of operations, product plans, and financial condition. The words "may," "will," "anticipate," "believe," "intend," "expect," "estimate," "plan," "strategy" and similar expressions are intended to identify forward-looking statements. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and that actual results may differ materially from those contemplated by such forward-looking statements. The company does not undertake to update or revise any forward-looking statements whether as a result of new developments or otherwise. Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are instability in the financial markets, delays in product development, undetected software errors, competitive pressures, changes in customers' requirements or financial condition, market acceptance of products and services, changes in the performance, financial condition or valuation of affiliate companies, the risks associated with investments in privately-held early stage companies and further declines in general economic and financial market conditions, particularly those that cause businesses to delay or cancel purchase decisions.

CONSOLIDATED STATEMENTS OF OPERATIONS
(audited; in thousands, except share and per share amounts)

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2009	2008	2009	2008
Revenue
Products	$ 3,103	$ 4,451	$ 11,319	$ 15,603
Services	435	569	1,547	1,278
Total revenue	3,538	5,020	12,866	16,881
Cost of revenue
Products	1,500	1,968	5,785	8,427
Services	241	267	984	873
Total cost of revenue	1,741	2,235	6,769	9,300
Expenses
Marketing	466	497	1,923	2,655
General & administrative	611	846	3,273	4,275
Research & development	550	872	2,180	3,487
Write-off of goodwill	--	369	--	369
Income (loss) from operations	170	201	(1,279)	(3,205)
Other income (expense)
Interest income (expense), net	31	1	87	(3)
Equity in income (loss) of affiliate	(15)	(37)	9	37
Investment income	--	7	--	7
Other income	3	8	21	6
Income (loss) from continuing operations before income taxes	189	180	(1,162)	(3,158)
Income taxes	--	(1)	9	28
Income (loss) from continuing operations	189	181	(1,171)	(3,186)
Loss from discontinued operations	--	(50)	--	(489)
Gain (loss) on sale of discontinued operations	(42)	(33)	(42)	2,852
Net income (loss)	$ 147	$ 98	$ (1,213)	$ (823)
Net income (loss) per share basic & diluted	$ 0.02	$ 0.02	$ (0.19)	$ (0.18)
Basic weighted average common shares	8,958,028	4,478,971	6,345,270	4,478,971
Diluted weighted average common shares	8,962,822	4,478,971	6,345,270	4,478,971

CONDENSED CONSOLIDATED BALANCE SHEETS
(audited; in thousands, except share amounts)

	December 31, 2009	December 31, 2008
ASSETS
Current assets:
Cash	$ 2,795	$ 1,074
Accounts receivable, net	1,680	1,570
Notes and interest receivable, current portion	492	353
Inventories	964	1,051
Other current assets	399	280
Total current assets	6,330	4,328
Long-term investments	1,219	1,209
Notes and interest receivable, net of current portion	1,006	1,318
Property and equipment, net	1,256	1,583
Patents, net	223	268
Total assets	$ 10,034	$ 8,706
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term borrowings	$ --	$ 325
Accounts payable	576	922
Deferred revenue	1,355	983
Accrued payroll	423	497
Accrued expenses	565	622
Other current liabilities	406	348
Total current liabilities	3,325	3,697
Long-term liabilities	100	249
Total stockholders' equity	6,609	4,760
Total liabilities and stockholders' equity	$ 10,034	$ 8,706
CONTACT: Intelligent Systems Corporation
         Bonnie Herron
         770-564-5504
         bherron@intelsys.com